Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this amendment No. 1 to the Registration Statement on Form S-3 (No. 333-286630) and related Prospectus, of our report dated March 14, 2025, with respect to the consolidated financial statements of Urgent.ly Inc. as of December 31, 2024 and 2023, and for the years then ended, which report is included in the Annual Report on Form 10-K of Urgent.ly Inc. for the year ended December 31, 2024, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Urgent.ly Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Tysons, Virginia

May 5, 2025